December 12, 2007

Re: Wells Limited Partnership 2006 North Carolina State Withholding

Dear Wells L.P. Investor:

In March 2007, we sent a letter to inform you that Wells Real Estate Fund II was required to withhold North Carolina state income tax on your behalf for the tax year ended December 31, 2006. North Carolina requires partnerships with nonresident partners to withhold tax on the income allocable to those partners. In general, the North Carolina withholding tax rate is 6%. Credit for the state tax paid by the
Partnership may be claimed on the nonresident partner's income tax return. The North Carolina state withholding tax payment was paid by the Partnership on your behalf to the State of North Carolina in March 2007.

We are writing to inform you that in the future, when Wells Real Estate Fund II has cash available for distribution, the cash distributed to you will be reduced by the 2006 North Carolina state withholding tax payment made by the Partnership on your behalf. Your future cash distributions will be reduced by the 2006 tax payment in the amount of $<< >>. Once the 2006 tax amount has been collected, no additional reductions will be made related to the 2006 North Carolina tax payment.

If you have any questions about your individual tax situation, please contact your tax advisor, as Wells does not render tax advice. If you have any general questions, please contact a Wells Client Services Specialist at 800-557-4830, Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for investing with Wells Real Estate Funds.

Sincerely,

/s/ Richard Scott

Richard Scott

Vice President

Client Relations

Enclosure

cc: Financial Representative

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